Exhibit 99.1

Moelis & Company appoints Elizabeth Crain to Vice Chair and Kate Pilcher Ciafone to Chief Operating Officer

New York, March 9, 2023 – Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Elizabeth Crain to Vice Chair and the promotion of Kate Pilcher Ciafone to Chief Operating Officer (COO), both effective October 1, 2023.

Elizabeth Crain is a Founding Partner at Moelis & Company where she has led the Firm’s global strategy and operations as COO since 2007. Elizabeth has been an integral member of the Firm’s leadership team since its inception driving the Firm’s growth and expansion of its advisory capabilities. She has been in the investment banking and private equity industries for almost 35 years as a banker, principal and operating executive.

In her new role as Vice Chair, Elizabeth will focus on positioning the Firm for its next phase of growth by leading Moelis’s most critical strategic and client initiatives and providing senior sponsorship to clients globally.

Kate Pilcher Ciafone is a Co-Founder and has been the Chief Operating Officer of Investment Banking at Moelis since 2019, where she has played a critical role in driving the Firm’s business strategy and helping to build its operational infrastructure. Kate has over 20 years of experience in the investment banking industry both as a banker and as an operating executive. Kate will succeed Elizabeth and assume all COO responsibilities for the Firm, including oversight of its corporate operations.

Elizabeth Crain commented, “Kate exemplifies the values of our Firm and is exceptionally well qualified to take the helm as COO. We have worked together for nearly the past 20 years, and I look forward to our continued partnership and building on Moelis’s many great successes.”

Ken Moelis commented, “We are fortunate to have a profound depth of expertise, leadership and talent in Elizabeth and Kate. Elizabeth has been a driving force behind our growth and success and will be vital as we further enhance how we bring the highest quality advice and solutions to our clients around the globe. This transition represents our focus on building for the future and developing the next generation of leaders to uphold the tenets on which we founded the Firm – trust, partnership and long-term relationships – as we deliver differentiated advice to our global clients.”

In 2022, Elizabeth was named one of the 100 Most Influential Women in U.S. Finance by Barron’s Magazine. She is a Director Nominee to the Nokia Corporation (NYSE: NOK) and serves on the Board of Directors of Exscientia Ltd. (NASDAQ: EXAI) and the Graduate Executive Board of The Wharton School. Earlier this year, Kate was named to the 2023 Class of David Rockefeller Fellows by the Partnership for New York City. She serves on the Board of Directors of MA Financial Group Limited (ASX: MAF).

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 23 locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Contacts

Media Contact:	Investor Contact:

Alyssa Castelli	Matt Tsukroff

Moelis & Company	Moelis & Company

t: + 1 212 883 3802	t: + 1 212 883 3800

m: +1 929 969 2918	m: +1 917 526 2340

alyssa.castelli@moelis.com	matthew.tsukroff@moelis.com